Exhibit (j)(1) under Form N-1A
Exhibit (23) under Item 601/Reg. S-K

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectus and under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 40 to the Registration Statement (Form N-1A, No. 2-91091) of Federated High Yield Trust, and to the incorporation by reference of our report, dated April 17, 2009, on Federated High Yield Trust included in the Annual Shareholder Report for the fiscal year ended February 28, 2009.

   /s/ ERNST & YOUNG LLP

Boston, Massachusetts
April 23, 2009